Exhibit 5.1

May 13, 2024

Akoustis Technologies, Inc.

9805 Northcross Center Court, Suite A

Huntersville, NC 28078

Ladies and Gentlemen:

We have acted as special counsel to Akoustis Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register the resale by certain selling stockholders listed in the Registration Statement under the heading “Selling Stockholders”(the “Selling Stockholders”) of:

a)	up to an aggregate of 5,000,000 shares of the Company’s $0.001 par value common stock (“Common Stock”) issuable as payment of accrued interest on the Company’s 6.0% Convertible Senior Notes due 2027 (the “Notes”), as make-whole payments in connection with certain conversions of the Notes, and as payments made in connection with certain qualifying fundamental changes of the Company (the “Convertible Note Shares”); and

b)	up to 28,291 outstanding shares of the Company’s Common Stock held by certain of the Selling Stockholders (the “Selling Stockholder Shares”).

The Notes were sold pursuant to that certain Purchase Agreement, dated as of June 7, 2022, by and among the Company, the guarantor and the several purchasers named therein (the “Purchase Agreement”), and issued pursuant to that certain indenture (the “Indenture”) dated June 9, 2022 by and among the Company, the guarantor and the Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

The Company has requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined (i) the Registration Statement; (ii) the Company’s Certificate of Incorporation, as amended through the date hereof; (iii) the Company’s Amended and Restated Bylaws; (iii) the Purchase Agreement; (iv) the Indenture; (v) the Notes (as represented by a global note deposited with the Depository Trust Company); and (vi) the corporate actions of the Company’s board of directors that approved the Purchase Agreement and the issuance of the other Selling Stockholder Shares (the “Authorizing Resolutions”). We have also made such other examination of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon a certificate of an officer of the Company.

Akoustis Technologies, Inc.

May 13, 2024

For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including without limitation: (i) that each document submitted to us is accurate and complete; (ii) that each such document that is an original is authentic, and each such document that is a specimen or a copy conforms to an authentic original; (iii) the conformity to the original or final versions of the documents submitted to us as copies or drafts and that all signatures on each such document are genuine; (iv) the legal capacity of all natural persons; (v) each of the Purchase Agreement and the Indenture constitutes a legal, valid, and binding obligation of each party (other than the Company) thereto, enforceable against each such party in accordance with its terms; (vi) that there are no documents or agreements by or among any of the parties to the Purchase Agreement or the Indenture, other than those referenced in this opinion letter, that could affect any of the opinions expressed herein and no undisclosed modifications, waivers or amendments (whether written or oral) to any of the documents reviewed by us in connection with this opinion letter; and (vii) that you have complied with all state and federal statutes, rules and regulations applicable to you relating to the transactions set forth in the Purchase Agreement. We have not verified any of those assumptions.

In rendering our opinions below, we also have assumed that (i) the Company will have sufficient authorized and unissued shares of its Common Stock upon any issuance of Convertible Note Shares, (ii) the Authorizing Resolutions have not been, and will not be, revoked, modified or amended, (iii) the issuance of the Convertible Note Shares will be noted in the Company’s stock ledger; and (iv) none of the Selling Stockholders is, or has been during the past three years, an “interested stockholder” of the Company within the meaning of Subsection 203(b)(5) of the General Corporation Law of the State of Delaware, 8 Del. C. § 101 et seq. (the “DGCL”). We have not verified any of those assumptions.

Our opinions set forth below are limited to the DGCL and reported judicial decisions interpreting the DGCL. We express no opinion with respect to the Corporate Transparency Act.

Based upon and subject to foregoing, it is our opinion that:

1.	The issuance of the Convertible Note Shares has been duly authorized and, when issued and delivered in accordance with the Indenture and the Notes, the Convertible Note Shares will be validly issued, fully paid and non-assessable.

2.	The Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise of any subsequent changes in the facts stated or assumed herein or any subsequent changes in law.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP